Exhibit 99.1

Contact:
For Immediate Release	MAP Pharmaceuticals, Inc. Lisa Johnson Media Contact 650-386-3122 ljohnson@mappharma.com

MAP Pharmaceuticals Appoints H. Ward Wolff to Board of Directors

Mountain View, Calif., March 25, 2008 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced the appointment of financial executive H. Ward Wolff to its board of directors. Mr. Wolff brings over 25 years of financial experience to the board, where he will also serve on the audit committee.

Mr. Wolff is currently Executive Vice President and Chief Financial Officer at Richmond, Calif.-based Sangamo BioSciences, Inc. where he oversees the company’s administrative, financial and business development activities and operations. He is also a member of the board of directors of Portola Pharmaceuticals, Inc.

“We are privileged to welcome someone with the depth and breadth of financial experience and knowledge of our industry that Ward brings to our board of directors and audit committee,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “We look forward to benefitting from his expertise as we advance our lead product candidates through clinical development and potential commercialization.”

Mr. Wolff was previously Senior Vice President, Finance and CFO at Nuvelo, Inc., and Senior Vice President, Finance and CFO at Abgenix, Inc. until it merged with Amgen Inc. Prior to joining Abgenix, Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and CFO of DoubleTwist, Inc., a life sciences company. He began his career with Price Waterhouse, where he held a number of positions as a certified public accountant.

Mr. Wolff received an M.B.A. from Harvard Business School and a B.A. in Economics from the University of California, Berkeley.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from chronic conditions that it believes are not adequately treated by currently available medicines. The company applies its proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. MAP Pharmaceuticals has two drug candidates, Unit Dose Budesonide and MAP0004, in late stage development for the potential treatment of pediatric asthma and migraine respectively. MAP Pharmaceuticals’ pipeline also includes a drug candidate in early clinical development for the treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

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